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                                                                                                                          Exhibit 11

                                                    THE CHALONE WINE GROUP, LTD.

                                     Exhibit 11 - Statement re Computation of Earnings Per Share

                                                                   Three
                                                                   months
                                                                   ended
                                                                  March 31,                    Year ended December 31,
                                                                 ----------         ------------------------------------------------
                                                                   1997               1996                1995               1994
                                                                 ----------         ----------         ----------         ----------
Net (loss) Income ......................................         $  310,536         $2,339,237         $  206,607         $   20,184
Adjustment for interest expense (net of
  income tax):
  Convertible Debentures:(1)
    5% due 1999 ........................................            106,250            425,000            659,000            727,000
                                                                 ----------         ----------         ----------         ----------
Adjusted net (loss) income .............................         $  416,786         $2,764,237         $  865,607         $  747,184

Weighted average shares outstanding:
  Common shares ........................................          8,214,151          8,168,627          5,299,766          4,826,094
  Common equivalent shares:
    Stock options and warrants, net of
      treasury stock purchases .........................            114,863            102,988                --                 --
                                                                 ----------         ----------         ----------         ----------
    Weighted average shares outstanding
      as adjusted (primary earnings per
      share) ...........................................          8,329,014          8,168,627          5,299,766          4,826,094
  Contingent issuances:
    Convertible Debentures:(1)
      5% due 1999: .....................................            965,099            965,099            967,301          1,997,555
                                                                 ----------         ----------         ----------         ----------
    Weighted average shares outstanding
      as adjusted (fully diluted earnings
      per share) .......................................          9,294,113          9,133,726          6,267,067          6,823,649
Net income (loss) per common and
  common equivalent share ..............................         $      .04         $      .29         $      .04         $      .00
Net income (loss) per common share
  assuming full dilution ...............................         $      .04         $      .30         $      .14         $      .11

----------------
(1) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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